Exhibit 10.22

January 8th, 2005

Dear H.C.,

I am pleased to offer you the position of President of Global Products Group with ViewSonic Corporation reporting to James Chu, Chairman & CEO of ViewSonic Corporation. In addition you will also assume the role of Acting President of ViewSonic International until a permanent replacement is hired. This position also reports to James Chu. The terms and conditions of your employment with ViewSonic are as follows:

Effective Start Date: To be Determined

Base Salary and Remuneration: Your starting salary will be NTD 8,400,000 per year. The monthly salary will be paid in two locations based upon business requirements.

Performance Incentive Bonus: You will be eligible to participate in our Executive Incentive Program (EIP) immediately on a pro-rated basis. Your targeted incentive base will be 50% of your salary and will be paid semi-annually. Full details will be provided upon hire.

Stock Option: You will be granted 1,000,000 shares of ViewSonic employee stock options, subject to final approval by the board of directors.

Housing Allowance:  ViewSonic will provide a monthly housing allowance of NTD 60,000, and paid together with your monthly salary.

Transportation: ViewSonic will provide a company car (equivalent to BMW735iL) with a driver. We understand that you have a recommendation for this position and we will consider your recommendation, based upon our internal practices. In addition, ViewSonic will provide a parking space at our Taiwan Office.

Sign-on Bonus: ViewSonic will pay you a one time special bonus of NTD 1,800,000 upon successfully completing your first anniversary.

Phone: ViewSonic will reimburse you for all company phone expenses.

Other Benefit: ViewSonic will cover the costs of an annual physical examination benefit and Group Accident Insurance to you.

Secretarial Support: ViewSonic will provide secretarial support for you. We understand that you have a recommendation for this position and we will consider your recommendation, based upon our internal practices.

Severance Agreement: If there is a structural re-organization that substantially affects the responsibilities of your position, a standard Severance Pay package would be provided as follows:
•	One (1) month for each full year of service
•	Four (4) months minimum

If a severance was initiated, the above mentioned Performance Incentive Bonus will be paid prorated to the last complete quarter.

ViewSonic shall pay to your statutory national labor and health insurance contributions.

As your compensation and benefit package is sensitive information, you are not allowed to reveal it in public or discuss it with any other colleagues. We appreciate your understanding and cooperation.

Except as agreed in writing by ViewSonic, you will not directly or indirectly be involved or engaged in, or provide services to, any external businesses that are competing or conflicting with the business of ViewSonic. Except as otherwise representing ViewSonic, your participation in any external affairs shall not be in the name of ViewSonic without ViewSonic's consent.

You may accept this offer by signing on this Letter of Employment in duplicate and returning one copy together with other documents to the Company.

I look forward to you joining ViewSonic and the contributions you will make to our continued growth and success.

Sincerely,

/s/ James Chu	Signature:	/s/ H.C. Ho
James Chu	Name: H. C. Ho
CEO of ViewSonic Corporation

Date: 1-22-05	Date: 1-22-05